Exhibit 99.1

FOR IMMEDIATE RELEASE

Date:	July 19, 2021
Contact:	Kevin McPhaill, President/CEO
Phone:	(559) 782-4900 or (888) 454-BANK
Website Address:	www.sierrabancorp.com

SIERRA BANCORP ANNOUNCES RECORD QUARTERLY AND YEAR TO DATE EARNINGS

●	Record net income of $11.7 million and $22.8 million for the three and six months ended 6/30/2021, respectively, compared to $8.3 million and $16.1 million for the three and six months ended 6/30/2020.
●	Return on average assets improved to 1.42% for the second quarter of 2021, as compared to 1.19% for the same quarter in 2020, and 1.40% for the prior linked quarter.
●	Return on average equity increased to 13.29% for the second quarter of 2021, as compared to 10.30% for the same quarter of 2020 and 12.94% for the prior linked quarter.
●	Core non-maturity deposits increased by $52.5 million, or 2.2%, during the second quarter of 2021 and have increased by $283.4 million, or 13.4%, during the first six months of 2021

Porterville, CA – July 19, 2021 – Sierra Bancorp (Nasdaq: BSRR), parent of Bank of the Sierra, today announced its unaudited financial results for the three-and six-month periods ended June 30, 2021. Sierra Bancorp reported consolidated net income of $11.7 million, or $0.76 per diluted share, for the second quarter of 2021, compared to $8.3 million, or $0.54 per diluted share, in the second quarter of 2020.

For the first six months of 2021, the Company recognized net income of $22.8 million as compared to $16.1 million for the same period in 2020. The Company's financial performance metrics for the first half of 2021 include an annualized return on average equity of 13.11%, a return on average assets of 1.41%, and diluted earnings per share of $1.48.

“We are pleased to report another quarter of record earnings!”, stated Kevin McPhaill, President and CEO. “Our strong results in the second quarter of 2021 are thanks to the continued hard work and persistence of our banking team. While we anticipate headwinds during the second half of this year due to historically low interest rates and competitive pressures, our core earnings engine remains strong, and our team is committed to meeting these challenges. We will continue to look for additional opportunities and we are excited about the future of Bank of the Sierra!,” McPhaill concluded.

Financial Highlights

Quarterly Changes (comparisons to the second quarter of 2020)

●	The change in quarterly net income was primarily due to a $2.1 million negative provision for loan and lease losses. This significant decrease is attributable to the impact of continued improvements in the overall economy, lower historical loss rates, net recoveries during the past two quarters, and a $272.7 million decrease in average balances of net loans and leases.
●	Net interest income increased $3.0 million, or 13%, due primarily to increases in average loan balances and a lower cost of funds.

Year to-Date Changes (comparisons to the first six-months of 2020)

●	Net income increased by $6.7 million due mostly to a $1.9 million negative provision for loan and lease losses, attributed to the same reasons as noted above in the quarterly comparison.

Sierra Bancorp Financial Results

July 19, 2021

●	Net interest income increased by $7.8 million, or 16%, as declines in loan yields were offset by higher balances and lower interest expense.
●	The above year-to-date increases were partially offset by an increase in noninterest expense of $4.7 million, or 13%, due mostly to a $2.1 million increase in salaries and benefits, $1.4 million in professional services, and $0.8 million in data processing expense.

Balance Sheet Changes (comparisons to December 31, 2020)

●	Total assets increased to $3.3 billion, representing an increase of $51.3 million, or 2%, during the first half of the year.
●	Cash and due from banks increased 424% to $373.9 million during the first six months of the year due mostly to higher deposit balances coupled with lower loan balances.
●	Gross loans declined $318.3 million due predominantly to a $157.3 million decline in mortgage warehouse line utilization, a $100 million decline in real estate loans mostly due to lower commercial real estate balances, and a $58.4 million decrease in commercial and industrial loans, which was mostly PPP loan forgiveness.
●	Deposits totaled $2.8 billion at June 30, 2021, representing a year-to-date increase of $151.3 million, or 6%. The growth in deposits came primarily from core transaction and savings accounts, while higher-cost time deposits decreased.

Other financial highlights are reflected in the following table.

FINANCIAL HIGHLIGHTS
(Dollars in Thousands, Except Per Share Data, Unaudited)
	As of or for the			As of or for the
	three months ended			six months ended
	6/30/2021	3/31/2021	6/30/2020	6/30/2021	6/30/2020
Net income	$11,708	$11,078	$8,303	$22,786	$16,110
Diluted earnings per share	$0.76	$0.72	$0.54	$1.48	$1.05
Return on average assets	1.42%	1.40%	1.19%	1.41%	1.21%
Return on average equity	13.29%	12.94%	10.30%	13.11%	10.14%

Net interest margin (tax-equivalent)	3.60%	3.93%	3.81%	3.76%	3.97%
Yield on average loans and leases	4.57%	4.53%	4.56%	4.55%	4.86%
Cost of average total deposits	0.09%	0.09%	0.15%	0.09%	0.24%
Efficiency ratio (tax-equivalent)¹	58.79%	56.43%	57.78%	57.57%	58.33%

Total assets	$3,272,048	$3,326,037	$3,110,044	$3,272,048	$3,110,044
Loans & leases net of deferred fees	$2,140,961	$2,284,751	$2,209,480	$2,140,961	$2,209,480
Noninterest demand deposits	$1,073,833	$1,020,350	$949,662	$1,073,833	$949,662
Total deposits	$2,775,914	$2,853,892	$2,506,754	$2,775,914	$2,506,754
Noninterest-bearing deposits over total deposits	38.7%	35.8%	37.9%	38.7%	37.9%

Shareholders equity / total assets	10.9%	10.5%	10.5%	10.9%	10.5%
Tangible common equity ratio	10.1%	9.6%	9.6%	10.1%	9.6%
Book value per share	$23.21	$22.58	$21.55	$23.21	$21.55
Tangible book value per share	$21.19	$20.54	$19.43	$21.19	$19.43

(1) Noninterest expense as a percentage of the sum of net interest income and noninterest income excluding net gains (losses) from securities

INCOME STATEMENT HIGHLIGHTS

Net Interest Income

Net interest income was $27.2 million, for the second quarter of 2021, a $3.0 million increase, or 13% over the second quarter of 2020, and increased $7.8 million, or 16% to $55.7 million for the first six months of 2021 relative to the same period in 2020.

Sierra Bancorp Financial Results

July 19, 2021

For the second quarter of 2021, growth in average interest-earning assets totaled $491.8 million, or 19%, as compared to the second quarter of 2020. The yield on these balances was 29 basis points lower for the same period due mostly to a shift in the mix of earning assets to lower yielding assets and a decline in investment yields. This decrease in yield was partially offset by an 11 basis point drop in the cost of our interest-bearing liabilities for the same period.

Net interest income for the comparative year-to-date periods increased due to a $565.0 million, or 23% growth in average interest-earning assets. The yield on these average balances was 37 basis points lower for the same period, but was partially offset by a 25 basis point drop in interest paid on liabilities. The net impact of this lower rate was a 21 basis point decrease in our net interest margin for the six-months ending June 30, 2021 as compared to the same period in 2020.

Loan income during the second quarter 2021 included $1.0 million related to fee income, net of origination costs, recognized on Small Business Administration Paycheck Protection Program (“SBA PPP”) loans. Similarly, SBA PPP loan fees, net of origination costs of $2.4 million were recognized for the six months ended June 30, 2021. At June 30, 2021, approximately $2.4 million of unearned fees, net of origination costs related to SBA PPP loans remains on the balance sheet.

Interest expense was $0.9 million for the second quarter of 2021, a decline of $0.3 million, or 27%, relative to the second quarter of 2020. For the first six months of 2021, compared to the first six months of 2020, interest expense declined $1.7 million, or 49%, to $1.8 million. The significant decline in interest expense is attributable to a favorable shift in deposit mix as higher cost time deposits declined by $62.7 million or 14% in the second quarter of 2021 as compared to the second quarter of 2020, and fell by $132.1 million or 26% compared to the fourth quarter of 2020, while lower or no cost transaction and savings accounts increased $323.3 million or 17% for the second quarter of 2021 compared to the same period in 2020 and increased by $280.6 million or 14% over the fourth quarter of 2020.

Our net interest margin was primarily impacted by the additional liquidity from significant deposit growth in 2021 coupled with lower loan balances. This additional liquidity was mostly deployed in overnight funding at an average rate of 11 basis points for the second quarter and six-months ending June 30, 2021. Discount accretion on loans from whole-bank acquisitions enhanced our net interest margin by two basis points in the second quarter of 2021 compared to one basis point in the second quarter of 2020, and by two basis points for the first half of 2021 and for the same period in 2020. On June 30, 2021, the remaining balance of loan discount available to be accreted was $2.8 million. In addition, investment yields have continued to decline given the overall rate environment in 2021. The overall impact of a lower net interest margin was more than offset by higher earning assets in 2021 as compared to 2020.

Provision for Loan and Lease Losses

The Company recorded a net benefit related to loan and lease loss provision of $2.1 million in the second quarter of 2021 relative to a loan and lease loss provision expense of $2.2 million in the second quarter of 2020, and a year-to-date net benefit for loan and lease loss provision of $1.9 million in 2021 as compared to $4.0 million loan and lease loss provision expense for the same period in 2020. The Company's $4.3 million, or 195%, favorable decline in provision for loan and lease losses in the second quarter of 2021 as compared to the second quarter of 2020, and the $5.9 million favorable decrease, or 146% in the first six months of 2021 compared to the same period in 2020 is due mostly to lower historical loan loss rates, lower average balances on loans, net recoveries of previously charged-off loan balances, and changes to qualitative factors. Management adjusted its qualitative risk factors under our current incurred loss model for improved economic conditions, improvements in the severity and volume of past due loans, enhancements in the quality of the Company’s loan review system, and a reduction in the level of concentrations of credit in non-owner occupied real estate loans.

The Company was subject to the adoption in the first quarter of 2020 of the Current Expected Credit Loss ("CECL") accounting method under Financial Accounting Standards Board (FASB) Accounting Standards Update 2016-03 and related amendments, Financial Instruments – Credit Losses (Topic 326). Prior to the close of the first quarter of 2020, the Company elected under Section 4014 of the Coronavirus Aid, Relief, and Economic Security (CARES) Act to defer the implementation of CECL until the earlier of when the national emergency related to the outbreak of COVID-19 ends

Sierra Bancorp Financial Results

July 19, 2021

or December 31, 2020. Later in 2020, the Consolidated Appropriations Act, 2021 extended the deferral of implementation of CECL to the earlier of the first day of the fiscal year, beginning after the national emergency terminates or January 1, 2022. The Company’s decision to defer the adoption of CECL was done primarily to provide additional time to assess better the impact of the COVID-19 pandemic on the expected lifetime credit losses. At the time the decision was made, there was a significant change in economic uncertainty on the local, regional, and national levels as a result of local and state stay-at-home orders, as well as relief measures provided at a national, state, and local level. Further, the Company has taken actions to serve our communities during the pandemic, including permitting short-term payment deferrals to current customers, as well as originating bridge loans and SBA PPP loans.

Noninterest Income

Total noninterest income decreased by $0.3 million, or 4%, for the quarter ended June 30, 2021 as compared to the same quarter in 2020 and increased $0.4 million, or 3% for the comparable year-to-date periods. The quarterly and year-to-date comparison includes a $0.7 million non-recurring gain resulting from the wrap-up of a low-income housing tax credit fund investment and a $0.4 million gain from the sale of debt securities which occurred in the second quarter of 2020. The year-to-date comparison also reflects a $0.7 million favorable swing in bank-owned life insurance (BOLI) income, resulting from fluctuations in income on BOLI associated with deferred compensation plans and a $0.4 million favorable increase in the valuation of equity securities.

Service charges on customer deposit account income increased by $0.1 million, or 4%, to $2.7 million in the second quarter of 2021 as compared to the second quarter of 2020. This service charge income was $0.3 million lower, or 5% in the first six months of 2021, as compared to the same period in 2020. These declines in the year-to-date comparison are primarily a result of a net decline in overdraft income partially offset by higher interchange income on debit cards.

Noninterest Expense

Total noninterest expense increased by $2.2 million, or 12%, in the second quarter of 2021 relative to the second quarter of 2020, and by $4.7 million, or 13%, in the first six months of 2021 as compared to the first six months of 2020.

Salaries and Benefits were $1.2 million, or 13%, higher in the second quarter of 2021 as compared to the second quarter of 2020 and $2.1 million, or 11% higher for the first six months of 2021 compared to the same period in 2020. The reason for this increase is primarily due to lower salary expense deferrals related to the decrease in loan originations for both the quarterly and year-to-date comparisons.

Occupancy expenses were $0.1 million higher for the second quarter of 2021 as compared to the same quarter in 2020 and $0.3 million higher for the first half of 2021 as compared to the first half of 2020. The primary reason for this increase was an acceleration of leasehold improvement amortization for two leased branch facilities that were closed during the second quarter. See the discussion of branch closures below.

Other noninterest expense increased $0.9 million, or 15% for the second quarter 2021 as compared to the second quarter in 2020, and increased $2.2 million, or 19% for the first half of 2021 as compared to the same period in 2020. The variance for second quarter of 2021 compared to the same period in 2020 was driven an increase of $0.5 million or 45% in data processing costs, due mostly to increases in core processor costs, price increases in loan processing software and additional software to compliment the Company’s digital strategy. We also experienced a $0.2 million increase in data communication costs, a $0.3 million increase in legal costs and a $0.3 million increase in other professional services costs. Other professional services variances include a $0.1 million increase in FDIC assessments, and a $0.1 million increase in deferred compensation expense for directors, which is linked to the changes in BOLI income. For the year-over-year comparison the categories of increase were the same as with the quarterly comparison, along with a $0.4 million increase in check-card processing costs.

The Company's provision for income taxes was 25.3% of pre-tax income in the second quarter of 2021 relative to 23.2% in the second quarter of 2020, and 25.4% of pre-tax income for the first half of 2021 relative to 23.6% for the same

Sierra Bancorp Financial Results

July 19, 2021

period in 2020. The increase in effective tax rate in the second quarter of 2021 is due to tax credits and tax-exempt income representing a smaller percentage of total taxable income.

As a result of the COVID-19 pandemic, several of our branch lobbies were fully or partially closed throughout the pandemic. All of these branch lobbies have reopened, except for five locations that the Company decided to permanently close in June 2021. This decision to close these branches was made as a result of a change in customer behaviors brought about by the COVID-19 pandemic along with an efficiency review. All of the five closed locations were located outside of the Bank’s primary market area. Customers affected by these branch closures were notified. Many of our customers have found an added convenience and ease of transacting business through online and mobile banking services which precipitated our decision to close locations where in-person transaction volumes no longer warranted a traditional brick-and-mortar branch. The acceleration of amortization of leasehold improvements for these locations increased depreciation expense by $0.4 million in the second quarter of 2021 and by $0.5 million year-to-date 2021. Most of the staff at these five locations were re-located to existing branches with position vacancies however, four individuals elected to leave the Company. It is projected that closing these five branch locations will result in annual noninterest expense savings of between $0.8 and $1.0 million.

Balance Sheet Summary

Balance sheet changes during the first half of 2021 include an increase in total assets of $51.3 million, or 2%, primarily a result of a $302.5 million increase in cash and due from banks, and an increase of $63.5 million or 12% in investment securities, net of a $317.7 million decrease in net loan balances.

The decrease in gross loan balances as compared to December 31, 2020 was primarily a result of a $157.3 million decline in mortgage warehouse line utilization. In addition, there was a net decrease of $100.0 million in real estate secured loans, primarily from construction and other commercial real estate loans as the Company strategically lowered its regulatory commercial real estate concentration ratio from 378% at December 31, 2020 to 335% at June 30, 2021. Further, SBA PPP loan forgiveness resulted in a $49.0 million decline in loan balances. The loan pipeline at June 30, 2021 continues to improve as compared to the past two quarters.

Unused commitments, excluding mortgage warehouse and consumer overdraft lines, were $224.8 million at June 30, 2021, compared to $260.0 million at December 31, 2020. Total line utilization, excluding mortgage warehouse and consumer overdraft lines, was 56% at June 30, 2021 and 57% at December 31, 2020. Mortgage warehouse utilization declined significantly to 43% at June 30, 2021, as compared to 71% at December 31, 2020.

The Company participated in the SBA PPP as authorized by the CARES Act. We began accepting and funding loans under this program in April 2020. There were 943 loans for $68.0 million outstanding at June 30, 2021, compared to 1,274 loans for $117.2 million at December 31, 2020. During the second quarter of 2021, the Bank originated, and the SBA approved, funding for $16.1 million in SBA PPP loans while the SBA forgave $45.5 million of SBAPPP loans.

Deposit balances reflect growth of $151.3 million, or 6%, during the first six months of 2021. Core non-maturity deposits increased by $283.4 million, or 13%, while customer time deposits decreased by $117.1 million, or 28%. Wholesale brokered deposits decreased by $15.0 million to $85.0 million. Overall noninterest-bearing deposits as a percent of total deposits at June 30, 2021, increased to 38.7%, as compared to 36.0% at December 31, 2020. Other interest-bearing liabilities of $70.5 million on June 30, 2021 consists exclusively of customer repurchase agreements. Other interest-bearing liabilities at December 31, 2020 of $182.0 million consisted of $100.0 million of fed funds purchased, $39.1 million of customer repurchase agreements, $37.9 million of FHLB overnight borrowings and $5.0 million of FHLB short term borrowings

Sierra Bancorp Financial Results

July 19, 2021

The Company continues to have substantial liquidity. At June 30, 2021, and December 31, 2020, the Company had the following sources of primary and secondary liquidity (Dollars in Thousands):

Primary and secondary liquidity sources	June 30, 2021	December 31, 2020
Cash and cash equivalents	$373,902	$71,417
Unpledged investment securities	482,039	311,983
Excess pledged securities	44,262	52,892
FHLB borrowing availability	662,641	535,404
Unsecured lines of credit	305,000	230,000
Funds available through fed discount window	62,897	58,127
Totals	$1,930,741	$1,259,823

Total capital of $357.7 million at June 30, 2021 reflects an increase of $13.8 million, or 4%, relative to year-end 2020. The increase in equity during the first half of 2021 was due to the addition of $22.8 million in net income, offset by a $3.0 million unfavorable swing in accumulated other comprehensive income/loss, and net of $6.5 million in dividends paid. The remaining difference is related to stock options exercised during the quarter. The Company executed no share repurchases during the first half of 2021.

Asset Quality

Total nonperforming assets, comprised of nonaccrual loans and foreclosed assets, decreased by $0.5 million to $8.1 million for the first half of 2021. The Company's ratio of nonperforming loans to gross loans increased to 0.34% at June 30, 2021 from 0.31% at December 31, 2020; this was due to a decrease in the gross loan and lease portfolio, since nonperforming loans decreased $0.3 million during the same period. All of the Company's impaired assets are periodically reviewed and are either well-reserved based on current loss expectations or are carried at the fair value of the underlying collateral, net of expected disposition costs.

The Company's allowance for loan and lease losses was $16.4 million at June 30, 2021, as compared to a balance of $17.7 million at December 31, 2020 and $13.6 million at June 30, 2020. The allowance was 0.77% of total loans at June 30, 2021, and 0.72% at December 31, 2020 and 0.61% at June 30, 2020.

The $1.3 million decrease in the allowance for loan and lease losses during the first half of the year resulted from the $1.9 million benefit associated with loan and lease loss provision combined with net loan recoveries of previously charged off loan balances for $0.5 million. For further information regarding the Company's decision to defer the implementation of CECL under Section 4014 of the CARES Act, as well as further detail on the decrease in loan and lease loss provision during the second quarter and first half of 2021, please see the discussion above under Provision for Loan and Lease Losses.

Management's detailed analysis indicates that the Company's allowance for loan and lease losses should be sufficient to cover credit losses inherent in loan and lease balances outstanding as of June 30, 2021, but no assurance can be given that the Company will not experience substantial future losses relative to the size of the loan and lease loss allowance.

The Company provided loan modification deferrals to customers under Section 4013 of the CARES Act, which are not treated as troubled debt restructured loans. As of June 30, 2021, we had three remaining loans for two customer relationships totaling $10.4 million. All of these loans are fully secured by real estate collateral. We expect all customers to show an ability and willingness to pay full principal and interest payments upon maturity of their deferment periods.

Sierra Bancorp Financial Results

July 19, 2021

About Sierra Bancorp

Sierra Bancorp is the holding company for Bank of the Sierra (www.bankofthesierra.com), which is in its 44th year of operations and is the largest independent bank headquartered in the South San Joaquin Valley. Bank of the Sierra is a community-centric regional bank, which offers a broad range of retail and commercial banking services through full-service branches located within the counties of Tulare, Kern, Kings, Fresno, Ventura, San Luis Obispo and Santa Barbara. The Bank also maintains an online branch and provides specialized lending services through an agricultural credit center, an SBA center and a dedicated loan production office in Roseville, California. In 2021, Bank of the Sierra was recognized as one of the strongest and top-performing community banks in the country, with a 5-star rating from Bauer Financial.

Forward-Looking Statements

The statements contained in this release that are not historical facts are forward-looking statements based on management's current expectations and beliefs concerning future developments and their potential effects on the Company. Readers are cautioned not to unduly rely on forward looking statements. Actual results may differ from those projected. These forward-looking statements involve risks and uncertainties including but not limited to the health of the national and local economies, the Company's ability to attract and retain skilled employees, customers' service expectations, the Company's ability to successfully deploy new technology, the success of acquisitions and branch expansion, changes in interest rates, loan portfolio performance, and other factors detailed in the Company's SEC filings, including the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of the Company's most recent Form 10-K and Form 10-Q.

Sierra Bancorp Financial Results

July 19, 2021

STATEMENT OF CONDITION
(Dollars in Thousands, Unaudited)

ASSETS	6/30/2021	3/31/2021	12/31/2020	9/30/2020	6/30/2020
Cash and due from banks	$373,902	$346,211	$71,417	$88,933	$156,611
Investment securities	607,474	552,931	543,974	577,278	599,333
Real estate loans
1-4 family residential construction	37,165	36,818	48,565	75,532	89,225
Other construction/land	27,682	50,433	71,980	83,797	90,545
1-4 family - closed-end	106,599	126,949	139,836	162,022	178,071
Equity lines	33,334	36,276	38,075	38,620	44,318
Multi-family residential	58,230	58,324	61,865	61,740	55,921
Commercial real estate - owner occupied	359,021	359,777	343,199	328,832	313,863
Commercial real estate - non-owner occupied	1,048,153	1,071,532	1,062,498	945,374	691,292
Farmland	125,783	126,157	129,905	127,964	134,454
Total real estate loans	1,795,967	1,866,266	1,895,923	1,823,881	1,597,689
Agricultural production loans	42,952	45,476	44,872	45,782	48,516
Commercial and industrial	150,632	183,762	209,048	217,224	221,502
Mortgage warehouse lines	150,351	187,940	307,679	287,516	338,124
Consumer loans	4,894	5,024	5,589	5,897	6,266
Gross loans and leases	2,144,796	2,288,468	2,463,111	2,380,300	2,212,097
Deferred loan and lease fees	(3,835)	(3,717)	(3,147)	(3,078)	(2,617)
Allowance for loan and lease losses	(16,421)	(18,319)	(17,738)	(15,586)	(13,560)
Net loans and leases	2,124,540	2,266,432	2,442,226	2,361,636	2,195,920

Bank premises and equipment	25,949	26,795	27,505	27,216	27,779
Other assets	140,183	133,668	135,620	144,555	130,401
Total assets	$3,272,048	$3,326,037	$3,220,742	$3,199,618	$3,110,044

LIABILITIES AND CAPITAL
Noninterest demand deposits	$1,073,833	$1,020,350	$943,664	$975,750	$949,662
Interest-bearing transaction accounts	752,137	770,271	668,346	656,922	641,815
Savings deposits	435,076	415,230	368,420	361,857	346,262
Money market deposits	133,977	136,653	131,232	126,918	125,420
Customer time deposits	295,891	411,388	412,944	420,266	433,595
Wholesale brokered deposits	85,000	100,000	100,000	50,000	10,000
Total deposits	2,775,914	2,853,892	2,624,606	2,591,713	2,506,754

Junior subordinated debentures	35,213	35,169	35,124	35,079	35,035
Other interest-bearing liabilities	70,535	56,527	182,038	194,657	204,449
Total deposits and interest-bearing liabilities	2,881,662	2,945,588	2,841,768	2,821,449	2,746,238

Other liabilities	32,657	32,468	35,078	41,922	36,373
Total capital	357,729	347,981	343,896	336,247	327,433
Total liabilities and capital	$3,272,048	$3,326,037	$3,220,742	$3,199,618	$3,110,044

Sierra Bancorp Financial Results

July 19, 2021

GOODWILL AND INTANGIBLE ASSETS
(Dollars in Thousands, Unaudited)
	6/30/2021	3/31/2021	12/31/2020	9/30/2020	6/30/2020
Goodwill	$27,357	$27,357	$27,357	$27,357	$27,357
Core deposit intangible	3,780	4,038	4,307	4,575	4,844
Total intangible assets	$31,137	$31,395	$31,664	$31,932	$32,201

CREDIT QUALITY
(Dollars in Thousands, Unaudited)
	6/30/2021	3/31/2021	12/31/2020	9/30/2020	6/30/2020
Non-accruing loans	$7,276	$8,599	$7,598	$7,186	$5,808
Foreclosed assets	774	945	971	2,970	2,893
Total nonperforming assets	$8,050	$9,544	$8,569	$10,156	$8,701

Performing TDR's (not included in NPA's)	$10,774	$10,596	$11,382	$7,708	$9,192
Net (recoveries) / charge offs	$(533)	$(331)	$735	$687	$363

Past due & still accruing (30-89)	$3,197	$2,991	$1,656	$7,201	$2,333
Loans deferred under CARES Act	$10,411	$22,437	$29,500	$405,858	$386,243

Non-performing loans to gross loans	0.34%	0.38%	0.31%	0.30%	0.26%
NPA's to loans plus foreclosed assets	0.38%	0.42%	0.35%	0.43%	0.39%
Allowance for loan and lease losses to loans	0.77%	0.80%	0.72%	0.65%	0.61%

SELECT PERIOD-END STATISTICS
(Unaudited)
	6/30/2021	3/31/2021	12/31/2020	9/30/2020	6/30/2020
Shareholders equity / total assets	10.9%	10.5%	10.7%	10.5%	10.5%
Gross loans / deposits	77.3%	80.2%	93.8%	91.8%	88.2%
Non-interest bearing deposits / total deposits	38.7%	35.8%	36.0%	37.6%	37.9%

Sierra Bancorp Financial Results

July 19, 2021

CONSOLIDATED INCOME STATEMENT
(Dollars in Thousands, Unaudited)	For the three months ended:			For the six months ended:
	6/30/2021	3/31/2021	6/30/2020	6/30/2021	6/30/2020
Interest income	$28,092	$29,458	$25,385	$57,550	$51,437
Interest expense	903	903	1,243	1,806	3,508
Net interest income	27,189	28,555	24,142	55,744	47,929

(Benefit) / provision for loan and lease losses	(2,100)	250	2,200	(1,850)	4,000
Net interest income after provision	29,289	28,305	21,942	57,594	43,929

Service charges	2,725	2,767	2,618	5,491	5,802
BOLI income	814	583	649	1,397	687
Other noninterest income	3,073	3,480	3,243	6,554	6,128
Total noninterest income	6,612	6,830	6,900	13,442	13,007

Salaries and benefits	10,425	11,151	9,266	21,576	19,438
Occupancy expense	2,626	2,486	2,504	5,112	4,832
Other noninterest expenses	7,184	6,634	6,263	13,818	11,581
Total noninterest expense	20,235	20,271	18,033	40,506	35,851

Income before taxes	15,666	14,864	10,809	30,530	21,085
Provision for income taxes	3,958	3,786	2,506	7,744	4,975
Net income	$11,708	$11,078	$8,303	$22,786	$16,110

TAX DATA
Tax-exempt muni income	$1,517	$1,449	$1,440	$2,967	$2,778
Interest income - fully tax equivalent	$28,495	$29,843	$25,768	$58,339	$52,175

Sierra Bancorp Financial Results

July 19, 2021

PER SHARE DATA
(Unaudited)	For the three months ended:			For the six months ended:
	6/30/2021	3/31/2021	6/30/2020	6/30/2021	6/30/2020
Basic earnings per share	$0.77	$0.73	$0.55	$1.49	$1.06
Diluted earnings per share	$0.76	$0.72	$0.54	$1.48	$1.05
Common dividends	$0.21	$0.21	$0.20	$0.42	$0.40

Weighted average shares outstanding	15,243,698	15,223,010	15,191,823	15,242,451	15,226,748
Weighted average diluted shares	15,375,825	15,337,710	15,237,655	15,365,966	15,288,009

Book value per basic share (EOP)	$23.21	$22.58	$21.55	$23.21	$21.55
Tangible book value per share (EOP)	$21.19	$20.54	$19.43	$21.19	$19.43

Common shares outstanding (EOP)	15,410,763	15,410,763	15,192,838	15,410,763	15,192,838

KEY FINANCIAL RATIOS
(Unaudited)	For the three months ended:			For the six months ended:
	6/30/2021	3/31/2021	6/30/2020	6/30/2021	6/30/2020
Return on average equity	13.29%	12.94%	10.30%	13.11%	10.14%
Return on average assets	1.42%	1.40%	1.19%	1.41%	1.21%
Net interest margin (tax-equivalent)	3.60%	3.93%	3.81%	3.76%	3.97%
Efficiency ratio (tax-equivalent)¹	58.79%	56.43%	57.78%	57.57%	58.33%
Net (recoveries) charge offs to avg loans (not annualized)	(0.01)%	(0.01)%	0.00%	(0.02)%	0.02%

(1) Noninterest expense as a percentage of the sum of net interest income and noninterest income excluding net gains (losses) from securities

Sierra Bancorp Financial Results

July 19, 2021

NONINTEREST INCOME/EXPENSE
(Dollars in Thousands, Unaudited)
	For the three months ended:			For the six months ended:
Noninterest income:	6/30/2021	3/31/2021	6/30/2020	6/30/2021	6/30/2020
Service charges on deposit accounts	$2,725	$2,767	$2,618	$5,491	$5,802
Other service charges and fees	3,050	2,560	2,503	5,611	4,907
Net gains on sale of securities available-for-sale	—	—	390	—	390
Bank-owned life insurance	814	583	649	1,397	687
Other	23	920	740	943	1,221
Total noninterest income	$6,612	$6,830	$6,900	$13,442	$13,007
As a % of average interest earning assets (1)	0.86%	0.93%	1.07%	0.89%	1.06%

Noninterest expense:
Salaries and employee benefits	$10,425	$11,151	$9,266	$21,576	$19,438
Occupancy costs
Furniture & equipment	453	452	619	905	1,084
Premises	2,173	2,034	1,885	4,207	3,748
Advertising and marketing costs	292	321	425	612	1,026
Data processing costs	1,513	1,426	1,045	2,939	2,187
Deposit services costs	2,282	2,068	2,229	4,350	4,025
Loan services costs
Loan processing	65	169	191	234	362
Foreclosed assets	(10)	107	62	98	68
Other operating costs
Telephone & data communications	668	380	467	1,048	835
Postage & mail	109	84	106	193	174
Other	337	462	365	799	751
Professional services costs
Legal & accounting	682	442	357	1,125	685
Other professional service	1,004	897	701	1,899	947
Stationery & supply costs	73	78	131	151	246
Sundry & tellers	169	200	184	370	275
Total noninterest expense	$20,235	$20,271	$18,033	$40,506	$35,851
As a % of average interest earning assets (1)	2.64%	2.75%	2.80%	2.68%	2.94%
Efficiency ratio (2)(3)	58.79%	56.43%	57.78%	57.58%	58.33%

(1)	Annualized
(2)	Tax equivalent
(3)	Noninterest expense as a percentage of the sum of net interest income and noninterest income excluding net gains (losses) from securities and bank owned life insurance income.

Sierra Bancorp Financial Results

July 19, 2021

AVERAGE BALANCES AND RATES
(Dollars in Thousands, Unaudited)
	For the quarter ended			For the quarter ended			For the quarter ended
	June 30, 2021			March 31, 2021			June 30, 2020
	Average Balance (1)	Income/ Expense	Yield/ Rate (2)	Average Balance (1)	Income/ Expense	Yield/ Rate (2)	Average Balance (1)	Income/ Expense	Yield/ Rate (2)
Assets
Investments:
Interest-earning due from banks	$ 308,453	$ 85	0.11%	$ 76,504	$ 19	0.10%	$ 53,209	$ 12	0.09%
Taxable	340,690	1,573	1.85%	317,254	1,578	2.02%	403,517	2,250	2.24%
Non-taxable	243,461	1,517	3.16%	226,838	1,449	3.28%	216,746	1,440	3.38%
Total investments	892,604	3,175	1.61%	620,596	3,046	2.24%	673,472	3,702	2.44%

Loans and leases: (3)
Real estate	1,825,600	21,015	4.62%	1,879,359	21,391	4.62%	1,477,380	18,355	5.00%
Agricultural production	43,959	408	3.72%	46,153	419	3.68%	47,806	452	3.80%
Commercial	166,554	2,124	5.12%	191,656	2,451	5.19%	170,876	1,080	2.54%
Consumer	4,978	193	15.55%	5,422	196	14.66%	6,667	225	13.57%
Mortgage warehouse lines	142,348	1,151	3.24%	242,865	1,928	3.22%	206,669	1,532	2.98%
Other	1,460	26	7.14%	1,588	27	6.90%	2,811	39	5.58%
Total loans and leases	2,184,899	24,917	4.57%	2,367,043	26,412	4.53%	1,912,209	21,683	4.56%
Total interest earning assets (4)	3,077,503	$ 28,092	3.71%	2,987,639	$ 29,458	4.05%	2,585,681	$ 25,385	4.01%
Other earning assets	15,438			13,275			13,190
Non-earning assets	209,218			201,114			207,623
Total assets	$ 3,302,159			$ 3,202,028			$ 2,806,494

Liabilities and shareholders' equity
Interest bearing deposits:
Demand deposits	$ 161,871	$ 91	0.23%	$ 130,763	$ 73	0.23%	$ 134,159	$ 71	0.21%
NOW	601,339	116	0.08%	569,171	101	0.07%	481,679	83	0.07%
Savings accounts	424,512	59	0.06%	391,091	53	0.05%	327,833	46	0.06%
Money market	139,336	30	0.09%	136,422	30	0.09%	125,594	31	0.10%
Time deposits	337,270	262	0.30%	412,416	289	0.29%	442,762	625	0.57%
Wholesale brokered deposits	92,418	61	0.26%	100,000	62	0.25%	19,890	37	0.75%
Total interest bearing deposits	1,756,746	619	0.14%	1,739,863	608	0.14%	1,531,917	893	0.23%
Borrowed funds:
Junior subordinated debentures	35,185	245	2.79%	35,141	247	2.85%	35,009	311	3.57%
Other interest-bearing liabilities	61,186	39	0.26%	63,449	48	0.31%	45,936	39	0.34%
Total borrowed funds	96,371	284	1.18%	98,590	295	1.21%	80,945	350	1.74%
Total interest bearing liabilities	1,853,117	903	0.20%	1,838,453	$ 903	0.20%	1,612,862	1,243	0.31%
Demand deposits - noninterest bearing	1,052,494			977,137			830,333
Other liabilities	43,095			39,199			39,155
Shareholders' equity	353,453			347,239			324,144
Total liabilities and shareholders' equity	$ 3,302,159			$ 3,202,028			$ 2,806,494

Interest income/interest earning assets			3.71%			4.05%			4.01%
Interest expense/interest earning assets			0.11%			0.12%			0.20%
Net interest income and margin (5)		$ 27,189	3.60%		$ 28,555	3.93%		$ 24,142	3.81%

(1)	Average balances are obtained from the best available daily or monthly data and are net of deferred fees and related direct costs.
(2)	Yields and net interest margin have been computed on a tax equivalent basis utilizing a 21% effective tax rate.
(3)	Loans are gross of the allowance for possible loan losses. Loan fees have been included in the calculation of interest income. Net loan fees and loan acquisition FMV amortization were $1.0 million and $(0.2) million for the quarters ended June 30, 2021 and 2020, respectively, and $1.4 million for the quarter ended March 31, 2021.
(4)	Non-accrual loans have been included in total loans for purposes of computing total earning assets.
(5)	Net interest margin represents net interest income as a percentage of average interest-earning assets.

Sierra Bancorp Financial Results

July 19, 2021

AVERAGE BALANCES AND RATES
(Dollars in Thousands, Unaudited)
	For the six months ended			For the six months ended
	June 30, 2021			June 30, 2020
	Average Balance (1)	Income/ Expense	Yield/ Rate (2)	Average Balance (1)	Income/ Expense	Yield/ Rate (2)
Assets
Investments:
Interest-earning due from banks	$193,120	$104	0.11%	$45,166	$153	0.68%
Taxable	329,029	3,150	1.93%	406,054	4,710	2.33%
Non-taxable	235,204	2,967	3.22%	206,218	2,778	3.42%
Total investments	757,353	6,221	1.87%	657,438	7,641	2.56%

Loans and leases:(3)
Real estate	1,852,330	42,407	4.62%	1,436,145	37,079	5.19%
Agricultural	45,050	827	3.70%	48,169	1,035	4.32%
Commercial	179,036	4,575	5.15%	139,287	2,176	3.14%
Consumer	5,199	389	15.09%	7,124	593	16.74%
Mortgage warehouse lines	192,329	3,078	3.23%	175,645	2,797	3.20%
Other	1,523	53	7.02%	4,027	116	5.79%
Total loans and leases	2,275,467	51,329	4.55%	1,810,397	43,796	4.86%
Total interest earning assets (4)	3,032,820	57,550	3.88%	2,467,835	51,437	4.25%
Other earning assets	14,363			13,015
Non-earning assets	205,187			202,265
Total assets	$3,252,370			$2,683,115

Liabilities and shareholders' equity
Interest bearing deposits:
Demand deposits	$146,403	$164	0.23%	$111,445	$134	0.24%
NOW	585,344	217	0.07%	469,133	205	0.09%
Savings accounts	407,894	112	0.06%	312,777	119	0.08%
Money market	137,887	60	0.09%	121,421	74	0.12%
Time deposites	374,636	551	0.30%	451,656	1,991	0.89%
Brokered deposits	96,188	123	0.26%	30,357	204	1.35%
Total interest bearing deposits	1,748,352	1,227	0.14%	1,496,789	2,727	0.37%
Borrowed funds:
Junior subordinated debentures	35,164	493	2.83%	34,986	706	4.06%
Other interest-bearing liabilities	62,312	86	0.28%	39,684	75	0.38%
Total borrowed funds	97,476	579	1.20%	74,670	781	2.10%
Total interest bearing liabilities	1,845,828	1,806	0.20%	1,571,459	3,508	0.45%
Demand deposits - noninterest bearing	1,015,023			754,463
Other liabilities	41,156			37,687
Shareholders' equity	350,363			319,506
Total liabilities and shareholders' equity	$3,252,370			$2,683,115

Interest income/interest earning assets			3.88%			4.25%
Interest expense/interest earning assets			0.12%			0.28%
Net interest income and margin(5)		$55,744	3.76%		$47,929	3.97%

(1)	Average balances are obtained from the best available daily or monthly data and are net of deferred fees and related direct costs.
(2)	Yields and net interest margin have been computed on a tax equivalent basis utilizing a 21% effective tax rate.
(3)	Loans are gross of the allowance for possible loan losses. Loan fees have been included in the calculation of interest income. Net loan fees and loan acquisition FMV amortization were $2,402 thousand and $(377) thousand for the six months ended June 30, 2021 and 2020, respectively.
(4)	Non-accrual loans have been included in total loans for purposes of computing total earning assets.
(5)	Net interest margin represents net interest income as a percentage of average interest-earning assets.

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